COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Third Quarter 2022 Results
Net production at midpoint of guidance; increased 26% quarter-over-quarter
Capturing higher returns with two rigs currently drilling in Webb County Gas area
Closed accretive bolt-on liquids-weighted acquisition in DeWitt and Gonzales counties
Established new dry gas position in Dorado play of Webb County
Houston, TX - November 2, 2022 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the third quarter of 2022. Highlights include:
•Reported net production of 299 million cubic feet of natural gas equivalent per day (“MMcfe/d”) (70% natural gas) for the third quarter of 2022, at the midpoint of guidance
•Reported net income of $143 million, which includes a net unrealized gain on the value of the Company's derivative contracts of $89 million, and Adjusted EBITDA of $115 million for the third quarter of 2022. Adjusted EBITDA is a non-GAAP measure defined and reconciled in the tables below
•Reduced total debt by $14 million quarter-over-quarter. Leverage ratio of 1.27x1 at quarter-end; targeting leverage ratio of less than 1.0x1
•Established new 7,500 net acre block in the Dorado play of Webb County, adding over 50 net locations of stacked pay, co-development inventory across the Austin Chalk and Eagle Ford formations. Approximately $38 million of the total $45 million spend in the area was incurred during the third quarter of 2022
•Closed the acquisition of incremental working interests and new adjacent acreage in the Karnes trough of DeWitt and Gonzales counties for $87 million, subject to customary closing adjustments, on October 31, 2022. Adds 5,200 net acres, net production of 1,100 barrels of oil equivalent per day (“Boe/d”), and over two rig-years of stacked pay inventory. Consolidated acreage block provides for extended laterals and more efficient development

•Recently shifted both drilling rigs to Webb County given the strong Austin Chalk performance in the Dorado play. Increased working interest in 12 of the 16 wells planned for this area over the third and fourth quarters of 2022 from 64% to 100% which represents an incremental PV-10 value of approximately $100 million
•Guided to 2023 production growth of ~50% year-over-year with plans to potentially add a third rig in the second half of 2023 to develop Karnes trough assets; Expanded capital program contingent upon commodity price environment
•Proved Developed Producing (“PDP”) PV-10 of $2.1 billion2 as of September 30, 2022 using the U.S. Securities and Exchange Commission (“SEC”) pricing
•Average realized prices for crude oil and natural gas were 100% and 95% of West Texas Intermediate (“WTI”) and Henry Hub, respectively, excluding hedging, as a result of favorable basis pricing in the Eagle Ford
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “Our strong third quarter results highlight the success of our differentiated strategy to deliver growth while maintaining balance sheet discipline. We increased total production more than 40% year-over-year, with oil production up more than 100%, reflecting the impact of our seven strategic acquisitions over the past five quarters. We are proud of all that we accomplished in the quarter, including the announcement of a new dry gas position in the Dorado play of Webb County, which adds stacked pay development opportunities to our near-term drilling schedule. We also acquired incremental working interest and adjacent properties located at our liquids-weighted Karnes trough area. The enhanced economics and development potential of this area compete for drilling capital within our portfolio and warrant a dedicated drilling rig, which we currently plan to activate during the middle of 2023. The culmination of our acquisitions to date is reflected in our PDP PV-10 of $2.1 billion.”
Mr. Woolverton commented further, “Looking ahead, both our 2023 production and EBITDA are set to increase over 50% year-over-year. We have visibility and have taken significant steps towards reaching a key scale target during 2024 of over 0.5 billion cubic feet equivalent per day of production. Our capital spend range provides SilverBow with the flexibility to adjust our drilling activity in line with commodity prices. Adding a third rig focused on liquids in the second half of 2023 supports our objective of having a 50/50 mix of oil and gas revenue while driving double digit production growth into 2025. As our leverage declines below 1.0x, we have a range of options to deploy capital, including re-investing in the drillbit, financing further in-basin consolidation and implementing a shareholder returns plan. We are pleased with the execution of our disciplined growth strategy and opportunities ahead for SilverBow as we balance organic growth and acquisitions while prioritizing significant cash flow generation."

OPERATIONS HIGHLIGHTS
During the third quarter of 2022, SilverBow drilled 13 net wells and completed and brought online 11 net wells. In its Webb County Gas area, the Company completed and brought online a two-well pad which produced a 30-day average of 30 MMcf/d (100% gas). Of the two wells, one targeted the Austin Chalk formation and represents SilverBow's best performing Austin Chalk well to date. In its Central Oil area, the Company completed and brought online a two-well pad which had been drilled by the previous operator prior to SilverBow taking ownership on June 30, 2022. Performance from the wells has exceeded expectations with a 30-day average of 2,400 Boe/d (94% liquids), however the drilling rig experienced operational delays prior to SilverBow taking ownership and, ultimately, a third well that was drilled on the pad had to be abandoned due to a mechanical failure. The Company also brought online a three-well pad in its Central Oil area early in the fourth quarter with initial results exceeding expectations.
Net equivalent production for the third quarter of 2022 was at the midpoint of guidance. Gas volumes came in at the high-end of guidance, with NGL volumes exceeding guidance. Oil volumes were lower than anticipated due to the mechanical failure on the aforementioned two-well pad and resultant timing delays of the remaining wells drilled during the third quarter. However, as mentioned above, the performance to date from the wells in the Central Oil area remains strong and is exceeding expectations. The rig subsequently returned to expected efficiency levels by the end of July. The Company does not expect any other impact outside of first sales occurring later in the year than what was originally planned. As detailed further in the 2022 guidance section, SilverBow is guiding to estimated production of 315-329 MMcfe/d (70% gas) for the fourth quarter of 2022 and 270-274 MMcfe/d (73% gas) for full year 2022.
SilverBow operated two drilling rigs for the entirety of the third quarter, and the Company intends to continue at this pace for the remainder of 2022. At the beginning of October, SilverBow moved both its drilling rigs to its Webb County Gas area. This decision was based on the continued strong Austin Chalk results in the Dorado play. Combining the third and fourth quarters, the Company will have drilled 16 wells at its Fasken property, with 15 of them targeting the Austin Chalk and 1 targeting the Upper Eagle Ford. The returns SilverBow is generating in the Austin Chalk warranted this shift and much of this development should benefit from strong winter gas prices. In addition, the Company's non-op partner elected not to participate in 12 of the 16 wells which will add an incremental 4.5 net wells to SilverBow's 2022 development as it increases its working interest in those wells from 64% to 100%. Management believes this near-term drilling opportunity will result in significant accretion to reserve PV-10 value and increased gas production beyond 2022, which more than offsets the lower near-term oil production from the recent scheduling changes. As a returns-focused company, SilverBow has continued to benefit from its ability to be nimble and deploy capital where the economics make the largest impact.

SilverBow revised its 2022 capital budget to a range of $320-$340 million. The 5% increase to the capital budget reflects the higher working interest captured across the aforementioned Webb County Gas wells drilled in the fourth quarter and land and leasing spend of approximately $7.5 million. Inflationary pressures remain persistent in the current service market but had previously been factored into SilverBow's 2022 capital budget outlook and were not a primary driver of the updated range. With two fully utilized rigs, the Company has greater line of sight into upcoming activity levels and is addressing cost inflation through enhanced procurement initiatives, pre-ordering key materials and employing a range of short and long-term contracts. As always, SilverBow optimizes its drilling schedule based on commodity prices, returns on investment and strategically proving up additional inventory within the portfolio.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the third quarter of 2022 averaged 299 MMcfe/d. Production mix for the third quarter consisted of 70% natural gas, 17% oil and 13% natural gas liquids (“NGLs”). Natural gas comprised 62% of total oil and gas sales for the third quarter, compared to 63% in the third quarter of 2021.
For the third quarter of 2022, lease operating expenses (“LOE”) were $0.65 per Mcfe, transportation and processing expenses (“T&P”) were $0.35 per Mcfe and production and ad valorem taxes were 5.2% of oil and gas sales. Total production expenses, which include LOE, T&P and production taxes, were $1.46 per Mcfe for the third quarter. Net general and administrative (“net G&A”) expenses for the third quarter of 2022 were $4.3 million, or $0.16 per Mcfe. After deducting $1.2 million of non-cash compensation expense, cash general and administrative (“cash G&A”) (a non-GAAP measure) expenses were $3.2 million for the third quarter of 2022, or $0.11 per Mcfe.
The Company continues to benefit from strong basis pricing in the Eagle Ford. Crude oil and natural gas realizations in the third quarter were 100% of WTI and 95% of Henry Hub, respectively, excluding hedging. SilverBow's average realized natural gas price for the third quarter of 2022, excluding hedging, was $7.81 per thousand cubic feet of natural gas (“Mcf”) compared to $4.14 per Mcf in the third quarter of 2021. The average realized crude oil selling price in the third quarter of 2022, excluding hedging, was $91.93 per barrel compared to $68.54 per barrel in the third quarter of 2021. The average realized NGL selling price in the third quarter, excluding hedging, was $33.34 per barrel (36% of WTI benchmark) compared to $30.92 per barrel (44% of WTI benchmark) in the third quarter of 2021. Please refer to the tables included with today's news release for production volumes and pricing information.

FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $242.2 million for the third quarter of 2022. The Company reported net income of $142.5 million, which includes a net unrealized gain on the value of the SilverBow's derivative contracts and WTI contingency payouts of $89 million.
For the third quarter of 2022, the Company generated Adjusted EBITDA (a non-GAAP measure) of $114.7 million. For the twelve months ended September 30, 2022, SilverBow reported Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) of $495.1 million, which, in accordance with the Leverage Ratio calculation in the Company's Credit Facility, includes contributions from acquired assets prior to their closing dates totaling $139.3 million.
Capital expenditures incurred during the third quarter of 2022 totaled $110.0 million on an accrual basis.
2022 GUIDANCE AND 2023 OUTLOOK
SilverBow is currently running its two rigs in Webb County, which will result in higher gas production and greater returns in 2023. Together, the near-term Webb County drilling and recent leasing activity totals approximately $30 million of incremental spend in 2022. The Company is increasing its full year 2022 capex by $15 million, or 5%, at the midpoint to a range of $320-$340 million. For the fourth quarter of 2022, SilverBow is guiding to estimated production of 315-329 MMcfe/d, with natural gas volumes comprising 218-230 MMcf/d or 70% of total production at the midpoint. For the full year 2022, the Company is guiding to a production range of 270-274 MMcfe/d, with natural gas volumes comprising 73% of total production at the midpoint. Incorporated in the fourth quarter guidance range is previously unscheduled plant maintenance on third party systems. It is anticipated that these maintenance projects will impact dry gas volumes out of Webb County during the quarter.
SilverBow maintains a high degree of flexibility in its drilling and completion schedule. The Company's 2023 capital plan is contingent upon meeting certain thresholds, including a re-investment rate below 75% and a leverage ratio between 0.5x-1.0x. For 2023, SilverBow anticipates running 2 to 2.5 rigs on average. The Company is increasing its production outlook from 380 MMcfe/d to 400-420 MMcfe/d, an 8% increase compared to the Company's prior outlook. The production increase is driven by a higher working interest and a greater gas mix from SilverBow capturing higher returns on its gas development in the near-term. Full year 2023 capital is expected to range between $450-$550 million, with the high end reflecting a third rig added in the second half of 2023.
Additional detail concerning the Company's fourth quarter and full year 2022 guidance can be found in the table included with today's new release and the Corporate Presentation in the Investor Relations section of the SilverBow's website.

HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company's active hedging program provides greater predictability of cash flows and is structured to preserve exposure to higher commodity prices while staying in compliance with the financial covenants under SilverBow's debt facilities.
As of October 28, 2022, SilverBow has 167 MMcf/d of natural gas production hedged, 8,418 Bbls/d of oil hedged and 3,750 Bbls/d of NGLs hedged for the remainder of 2022. For 2023, the Company has 179 MMcf/d of natural gas production hedged, 7,291 Bbls/d of oil hedged and 3,750 Bbls/d of NGLs hedged. The hedged amounts are inclusive of both swaps and collars.
Please see SilverBow's Corporate Presentation and Form 10-Q filing for the third quarter of 2022, which the Company expects to file on Thursday, November 3, 2022, for a detailed summary of its derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
As of September 30, 2022, SilverBow had $1.9 million of cash and $480.0 million of outstanding borrowings under its Credit Facility. The Company's liquidity position was $296.9 million consisting of $1.9 million of cash and $295.0 million of availability under the Credit Facility. SilverBow's net debt as of September 30, 2022 was $628.1 million, calculated as total long-term debt of $630.0 million less $1.9 million of cash.
As of October 28, 2022, SilverBow had 22.3 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, November 3, 2022, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors and participants can listen to the call by dialing 1-888-415-4465 (U.S.) or 1-646-960-0140 (International) and requesting SilverBow Resource's Third Quarter 2022 Earnings Conference Call or by visiting the Company's website. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Third Quarter 2022 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.

ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, the benefits of the acquisitions, future operations, guidance and outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, service costs, impacts of inflation, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “predict,” “potential,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions, including disruptions in the oil and gas industry, supply chain disruptions, and operational challenges including remote work arrangements and protecting the health and well-being of our employees; further actions by the members of the Organization of the Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes in such levels; risk related to recently completed acquisitions; volatility in natural gas, oil and NGL prices; future cash flows and their adequacy to maintain our ongoing operations; liquidity, including our ability to satisfy our short- or long-term liquidity needs; our borrowing capacity future covenant compliance; cash flow and liquidity; operating results; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs;

timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic and political conditions, including inflationary pressures, further increases in interest rates, a general economic slowdown or recession, political tensions and war (including future developments in the ongoing Russia-Ukraine conflict); opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; environmental liabilities; counterparty credit risk; actions by third parties, including customers, service providers and shareholders; governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)
1 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the trailing twelve-month period.

2 Based on management's estimates of reserve volumes and values using an effective date and SEC prices as of September 30, 2022. Inclusive of acquired assets with closing date on or before September 30, 2022. Figures reported as unaudited.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$1,924	$1,121
Accounts receivable, net	102,691	49,777
Fair value of commodity derivatives	33,205	2,806
Other current assets	6,468	1,875
Total Current Assets	144,288	55,579
Property and Equipment:
Property and equipment, full cost method, including $17,478 and $17,090, respectively, of unproved property costs not being amortized at the end of each period	2,345,317	1,611,953
Less – Accumulated depreciation, depletion, amortization & impairment	(959,139)	(869,985)
Property and Equipment, Net	1,386,178	741,968
Right of use assets	13,669	16,065
Fair value of long-term commodity derivatives	27,410	201
Other long-term assets	18,368	5,641
Total Assets	$1,589,913	$819,454
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$80,107	$35,034
Fair value of commodity derivatives	108,618	47,453
Accrued capital costs	54,210	7,354
Accrued interest	2,385	697
Current lease liability	8,579	7,222
Undistributed oil and gas revenues	32,318	23,577
Total Current Liabilities	286,217	121,337
Long-term debt, net	626,351	372,825
Non-current lease liability	5,379	9,090
Deferred tax liabilities	14,012	6,516
Asset retirement obligations	8,255	5,526
Fair value of long-term commodity derivatives	29,950	8,585
Other long-term liabilities	2,764	3,043
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 22,663,135 and 16,822,845 shares issued, respectively, and 22,309,740 and 16,631,175 shares outstanding, respectively	227	168
Additional paid-in capital	574,885	413,017
Treasury stock, held at cost, 353,395 and 191,670 shares, respectively	(7,534)	(2,984)
Retained earnings (Accumulated deficit)	49,407	(117,669)
Total Stockholders’ Equity	616,985	292,532
Total Liabilities and Stockholders’ Equity	$1,589,913	$819,454

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021
Revenues:
Oil and gas sales	$242,181	$99,249

Operating Expenses:
General and administrative, net	4,343	5,257
Depreciation, depletion, and amortization	41,501	16,054
Accretion of asset retirement obligations	166	77
Lease operating expenses	17,701	6,978
Workovers	284	423
Transportation and gas processing	9,662	5,913
Severance and other taxes	12,581	4,908
Total Operating Expenses	86,238	39,610

Operating Income	155,943	59,639

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	4,832	(88,554)
Interest expense, net	(12,173)	(7,433)
Other income (expense), net	5	(3)

Income (Loss) Before Income Taxes	148,607	(36,351)

Provision (Benefit) for Income Taxes	6,066	(408)

Net Income (Loss)	$142,541	$(35,943)

Per Share Amounts:

Basic Earnings (Loss) Per Share	$6.39	$(2.85)

Diluted Earnings (Loss) Per Share	$6.29	$(2.85)

Weighted-Average Shares Outstanding - Basic	22,308	12,629

Weighted-Average Shares Outstanding - Diluted	22,669	12,629

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Revenues:
Oil and gas sales	$554,442	$255,850

Operating Expenses:
General and administrative, net	14,840	14,872
Depreciation, depletion, and amortization	89,096	45,485
Accretion of asset retirement obligations	366	226
Lease operating expenses	37,095	18,767
Workovers	933	512
Transportation and gas processing	22,784	17,175
Severance and other taxes	30,183	11,974
Total Operating Expenses	195,297	109,011

Operating Income	359,145	146,839

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(157,816)	(152,879)
Interest expense, net	(26,632)	(21,888)
Other income (expense), net	57	6

Income (Loss) Before Income Taxes	174,754	(27,922)

Provision (Benefit) for Income Taxes	7,678	(408)

Net Income (Loss)	$167,076	$(27,514)

Per Share Amounts:

Basic Earnings (Loss) Per Share	$8.85	$(2.24)

Diluted Earnings (Loss) Per Share	$8.69	$(2.24)

Weighted-Average Shares Outstanding - Basic	18,885	12,283

Weighted-Average Shares Outstanding - Diluted	19,237	12,283

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Cash Flows from Operating Activities:
Net income (loss)	$167,076	$(27,514)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	89,096	45,485
Accretion of asset retirement obligations	366	226
Deferred income taxes	7,496	—
Share-based compensation	3,901	3,450
(Gain) Loss on derivatives, net	157,816	152,879
Cash settlement (paid) received on derivatives	(182,058)	(28,976)
Settlements of asset retirement obligations	(47)	(151)
Write down of debt issuance cost	350	229
Other	(6,425)	1,883
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable and other current assets	(47,320)	(20,941)
Increase (decrease) in accounts payable and accrued liabilities	20,260	7,215
Increase (decrease) in income taxes payable	(21)	—
Increase (decrease) in accrued interest	1,688	(137)
Net Cash Provided by (Used in) Operating Activities	212,178	133,648
Cash Flows from Investing Activities:
Additions to property and equipment	(163,567)	(98,219)
Acquisition of oil and gas properties, net of purchase price adjustments	(293,880)	(13,219)
Proceeds from the sale of property and equipment	4,415	—
Payments on property sale obligations	(750)	(1,084)
Net Cash Provided by (Used in) Investing Activities	(453,782)	(112,522)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	679,000	195,000
Payments of bank borrowings	(426,000)	(227,000)
Net proceeds from issuances of common stock	—	12,756
Net proceeds from stock options exercised	39	—
Purchase of treasury shares	(3,404)	(612)
Payments of debt issuance costs	(7,228)	(2,400)
Net Cash Provided by (Used in) Financing Activities	242,407	(22,256)

Net Increase (Decrease) in Cash and Cash Equivalents	803	(1,130)
Cash and Cash Equivalents at Beginning of Period	1,121	2,118
Cash and Cash Equivalents at End of Period	$1,924	$988
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$22,701	$20,277
Non-cash Investing and Financing Activities:
Changes in capital accounts payable and capital accruals	$60,595	$11,393
Non-cash equity consideration for acquisitions	$(156,259)	$(10,023)

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Annual Report and subsequent 8-Ks for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for SilverBow's Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus (less) amortization of derivative contracts and pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses. The Company has provided forward-looking Cash G&A expenses estimates; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow and free cash flow yield estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

PV-10: PV-10 is a non-GAAP measure that represents the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. PV-10 is most comparable to the Standardized Measure which represents the discounted future net cash flows of the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. The Company uses non-GAAP PV-10 value as one measure of the value of its estimated proved reserves and to compare relative values of proved reserves amount exploration and production companies without regard to income taxes. Management believes PV-10 value is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. The Company has provided a PV-10 estimate; however, SilverBow is unable to provide a quantitative reconciliation of this non-GAAP measure to the most directly comparable GAAP measure because the items necessary to estimate such GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Total Debt to Adjusted EBITDA (Leverage Ratio): Leverage Ratio is calculated as total debt, defined as long-term debt excluding unamortized discount and debt issuance costs, divided by Adjusted EBITDA (defined above) for the most recently completed 12-month period. The Company has provided a forward-looking Leverage Ratio estimate; however, SilverBow is unable to provide a quantitative reconciliation of this forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021
Net Income (Loss)	$142,541	$(35,943)
Plus:
Depreciation, depletion and amortization	41,501	16,054
Accretion of asset retirement obligations	166	77
Interest expense	12,173	7,433
Loss (gain) on commodity derivatives, net	(4,832)	88,554
Realized gain (loss) on commodity derivatives, net (1)	(84,127)	(19,327)
Income tax expense/(benefit)	6,066	(408)
Share-based compensation expense	1,188	1,191
Adjusted EBITDA	$114,676	$57,631
Plus:
Cash interest expense and bank fees, net	(10,481)	(6,995)
Capital expenditures(2)	(109,975)	(51,330)
Current income tax (expense)/benefit	225	408
Free Cash Flow	$(5,555)	$(286)
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.

	Last Twelve Months Ended September 30, 2022	Last Twelve Months Ended September 30, 2021
Net Income (Loss)	$281,350	$(18,166)
Plus:
Depreciation, depletion and amortization	112,240	58,920
Accretion of asset retirement obligations	446	317
Interest expense	33,873	29,240
Loss (gain) on commodity derivatives, net	127,954	158,460
Realized gain (loss) on commodity derivatives, net (1)	(219,648)	(31,026)
Income tax expense/(benefit)	14,484	(104)
Share-based compensation expense	5,097	4,504
Adjusted EBITDA	$355,796	$202,145
Plus:
Cash interest expense and bank fees, net	(37,992)	(29,317)
Capital expenditures(2)	(244,857)	(129,989)
Current income tax (expense)/benefit	(776)	408
Free Cash Flow	$72,171	$43,247

Adjusted EBITDA	$355,796	$202,145
Amortization of derivative contracts	—	20,690
Pro forma contribution from closed acquisitions	139,267	6,648
Adjusted EBITDA for Leverage Ratio (3)	$495,063	$229,483
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date. For referenced last twelve month periods prior to 2022, proceeds from the amortization of previously unwound derivative contracts are also included in the Adjusted EBITDA for Leverage Ratio in accordance with the calculation in its Credit Facility.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021
Production volumes:
Oil (MBbl) (1)	781	368
Natural gas (MMcf)	19,324	15,092
Natural gas liquids (MBbl) (1)	582	372
Total (MMcfe)	27,505	19,530

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$71,811	$25,230
Natural gas	150,958	62,530
Natural gas liquids	19,412	11,489
Total	$242,181	$99,249

Average realized price:
Oil (per Bbl)	$91.93	$68.54
Natural gas (per Mcf)	7.81	4.14
Natural gas liquids (per Bbl)	33.34	30.92
Average per Mcfe	$8.81	$5.08

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(20.44)	$(17.18)
Natural gas (per Mcf)	(3.47)	(0.69)
Natural gas liquids (per Bbl)	(1.86)	(7.07)
Average per Mcfe	$(3.06)	$(0.99)

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$71.49	$51.36
Natural gas (per Mcf)	4.34	3.45
Natural gas liquids (per Bbl)	31.48	23.85
Average per Mcfe	$5.75	$4.09

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe. Bbl refers to barrels, and MBbl refers to one thousand barrels. MMcf refers to one million cubic feet.
(2) Excludes approximately $3.6 million in settled oil hedges related to our Sundance acquisition.

Fourth Quarter 2022 & Full Year 2022 Guidance

Guidance
	4Q 2022	FY 2022
Production Volumes:
Oil (Bbls/d)	10,100 - 10,300	6,950 - 7,050
Natural Gas (MMcf/d)	218 - 230	197 - 200
NGLs (Bbls/d)	6,000 - 6,150	5,150 - 5,250
Total Reported Production (MMcfe/d)	315 - 329	270 - 274

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($1.50) - $0.00	N/A
Natural Gas NYMEX Differential ($/Mcf)	($1.05) - ($0.75)	N/A
Natural Gas Liquids (% of WTI)	30% - 34%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.61 - $0.65	$0.55 - $0.59
Transportation & Processing ($/Mcfe)	$0.30 - $0.34	$0.30 - $0.34
Production Taxes (% of Revenue)	6.5% - 7.5%	5.5% - 6.5%
Cash G&A, net ($MM)	$4.2 - $4.7	$15.1 - $15.6
A forward-looking estimate of net G&A expenses is not provided with the forward-looking estimate of cash G&A (a non-GAAP measure) because the items necessary to estimate net G&A expenses are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on net G&A expenses.